UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 18, 2021
KONTOOR BRANDS, INC.

(Exact name of registrant as specified in charter)

North Carolina	001-38854	83-2680248
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification number)
400 N. Elm Street
Greensboro, North Carolina 27401
(Address of principal executive offices)
(336) 332-3400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock, no par value	KTB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
Indenture Governing 4.125% Senior Notes Due 2029
On November 18, 2021 (the “Closing Date”), Kontoor Brands, Inc. (the “Company”) entered into an indenture (the “Indenture”), by and among the Company, the certain subsidiaries of the Company named as guarantors therein (the “Guarantors”) and U.S. Bank National Association, as trustee, pursuant to which the Company issued and sold $400.0 million aggregate principal amount of its 4.125% Senior Notes due 2029 (the “Notes”) through a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The Notes were initially sold pursuant to a purchase agreement, dated November 10, 2021, among the Company, the Guarantors and J.P. Morgan Securities LLC, as representative of the initial purchasers named therein.
The Notes mature on November 15, 2029 and bear interest at a rate of 4.125% per annum. Interest on the Notes is payable to the holders thereof semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2022.
The Notes are guaranteed on a senior unsecured basis by the Company’s existing and future domestic subsidiaries (other than certain excluded subsidiaries) that guarantee the New Credit Facilities (as defined below) and/or certain other indebtedness. The Notes rank pari passu in right of payment with all existing and future senior indebtedness of the Company and the Guarantors, and are effectively subordinated to all of the Company’s and the Guarantors’ existing and future indebtedness secured by a lien, to the extent of the value of the collateral securing such indebtedness.
The Company may redeem all or a portion of the Notes beginning on November 15, 2024 at the redemption prices set forth in the Indenture. Prior to November 15, 2024, the Company may redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the “make-whole” premium described in the Indenture. The Company may also redeem up to 40% of the aggregate principal amount of the Notes at any time prior to November 15, 2024 using the net proceeds from certain equity offerings at a redemption price equal to 104.125% of the principal amount of the Notes.
The Indenture contains customary negative covenants for financings of this type that, among other things, limit the Company’s ability and the ability of its restricted subsidiaries to incur additional indebtedness or issue certain preferred shares, pay dividends, redeem stock or make other distributions, make certain investments, sell or transfer certain assets, create liens, consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets, enter into certain transactions with affiliates, and designate subsidiaries as unrestricted subsidiaries.
The net proceeds from the offering of the Notes, together with an estimated $8.0 million of cash on hand, were used to fund the repayment of $265.0 million aggregate principal amount outstanding under the Company’s existing Term Loan A and $133.0 million aggregate principal amount outstanding under the Company’s existing Term Loan B.
Amended and Restated Credit Agreement
Also on the Closing Date, concurrently with the issuance of the Notes, the Company and its wholly owned Swiss-organized subsidiary Kontoor International Sagl (“Kontoor International”) entered into an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, the co-syndication agents party thereto, the co-documentation agents party thereto, the several lenders from time to time parties thereto, and the joint lead arrangers and joint bookrunners party thereto. The Amended and Restated Credit Agreement provides for (i) a $400.0 million term loan A facility (the “New Term Loan Facility”) and (ii) a $500.0 million revolving credit facility (the “New Revolving Credit Facility” and, together with the New Term Loan Facility, the “New Credit Facilities”). No draws were made under the New Revolving Credit Facility at closing.
Borrowings under the Amended and Restated Credit Agreement bear interest at a rate per annum equal to the Applicable Margin (as defined therein) plus, at the Company’s option, either (a) a base rate determined by reference to the highest of (1) the Federal Funds Rate plus 0.50%, (2) the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. and (3) the Eurocurrency rate that would be calculated as of such day in respect of a proposed Eurocurrency rate loan with a one-month interest period plus 1.00%, or (b) an interest rate benchmark elected by the applicable borrower based on the currency being borrowed and in accordance with the terms of the Amended and Restated Credit Agreement.
Letters of credit are available for issuance under the Amended and Restated Credit Agreement on terms and conditions customary for financings of this type, which issuances will reduce availability under the New Revolving Credit Facility.
The term loans under the New Term Loan Facility will be repaid (i) in 19 consecutive quarterly installments equal to each lender’s pro rata share and using a multiplier as determined by the terms of the Amended and Restated Credit Agreement (as such payments may be adjusted from time to time as a result of the application of prepayments, extensions and increases in accordance with the Amended and Restated Credit Agreement), with the balance of the New Term Loan Facility being payable on November 18, 2026. The New Revolving Credit Facility will also mature on November 18, 2026.
The New Credit Facilities contain customary mandatory prepayments, including with respect to asset sale proceeds and proceeds from certain incurrences of indebtedness. The New Credit Facilities do not contain a mandatory prepayment with respect to excess cash flow. The Company may voluntarily repay outstanding loans under the New Credit Facilities at any time without premium or penalty, other than customary breakage costs with respect to LIBOR, EURIBOR, TIBOR, CDOR or RFR loans (each as further described in the Amended and Restated Credit Agreement).
The Amended and Restated Credit Agreement contains certain affirmative and negative covenants customary for financings of this type that, among other things, limit the ability of the Company and its subsidiaries to incur additional indebtedness or liens, to dispose of assets, to make certain fundamental changes, to designate subsidiaries as unrestricted, to make certain investments, to prepay certain indebtedness and to pay dividends, or to make other distributions or redemptions/repurchases, in respect of the Company and its subsidiaries’ equity interests. In addition, the Amended and Restated Credit Agreement contains financial covenants which require compliance with (i) a total leverage ratio not to exceed 4.50 to 1.00 as of the last day of any test period, with an allowance for up to two elections to increase the limit to 5.00 to 1.00 in connection with certain material acquisitions, and (ii) a consolidated interest coverage ratio as of the last day of any test period to be no less than 3.00 to 1.00. The Amended and Restated Credit Agreement also contains events of default customary for financings of this type, including certain customary change of control events.
The borrowers under the Amended and Restated Credit Agreement comprise the Company and Kontoor International. Additional subsidiary borrowers may be added from time to time on the terms and conditions set forth therein. The obligations of the borrowers are guaranteed by certain direct and indirect domestic subsidiaries of the Company, subject to certain exceptions. All obligations under the New Credit Facilities and the guarantees of those obligations are secured by a perfected first priority security interest in substantially all of such guarantors’ tangible and intangible assets, subject to certain thresholds and limitations set forth in the Amended and Restated Credit Agreement.
Copies of the Indenture, the Form of Notes and the Amended and Restated Credit Agreement are attached hereto as Exhibits 4.1, 4.2 and 10.1, respectively, and are incorporated herein by reference. The foregoing description of the Indenture, the Notes and the Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Indenture, the Notes and the Amended and Restated Credit Agreement.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.
Item 7.01. Regulation FD Disclosure.
On the Closing Date, the Company issued a press release announcing the successful completion of its offering of the Notes. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.
The information in this Form 8-K under Item 7.01, including Exhibit 99.1 hereto, is being furnished pursuant Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
4.1	Indenture, dated as of November 18, 2021 by and among Kontoor Brands, Inc., the guarantors party thereto and U.S. Bank National Association, as trustee, governing the 4.125% Senior Notes due 2029.
4.2	Form of 4.125% senior Notes due 2029 (incorporated by reference to Exhibit A to Exhibit 4.1 filed herewith).
10.1
Amended and Restated Credit Agreement, dated as of November 18, 2021, by and among Kontoor Brands, Inc., the co-borrowers and guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, the co-syndication agents party thereto, the co-documentation agents party thereto, the several lenders from time to time parties thereto, and the joint lead arrangers and joint bookrunners party thereto.

99.1	Press release issued by Kontoor Brands, Inc., dated November 18, 2021.
104	Cover Page Interactive Data File - The cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KONTOOR BRANDS, INC.
Date: November 19, 2021	By:	/s/ Rustin Welton
	Name:	Rustin Welton
	Title:	Executive Vice President and Chief Financial Officer